EXHIBIT 99.1

American River Bankshares Reports an 86% Increase in Earnings Per Share

Sacramento, CA, July 17, 2014 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.0 million, or $0.13 per diluted share for the second quarter of 2014 compared to $652,000, or $0.07 per diluted share for the second quarter of 2013. For the six months ended June 30, 2014, net income was $2.0 million or $0.25 per diluted share, compared to $1.3 million or $0.14 per diluted share for the six months ended June 30, 2013.

“A higher net interest margin, stable overhead expenses and our stock repurchase program were the main factors that contributed to an 86% increase in earnings per share,” said David Taber, President and CEO of American River Bankshares.  “Competition for high quality credit opportunities remains fierce, but the team is hard at work generating new relationships, as evidenced by the increase in core deposits over the past year.”

Financial Highlights

•	Nonperforming assets (“NPAs”) declined to $9.2 million, or 1.55% of total assets at June 30, 2014, compared to $9.5 million, or 1.60% of total assets at December 31, 2013, and $13.5 million, or 2.33% of total assets a year ago. Other real estate owned (“OREO”) increased 4.5% to $6.9 million at June 30, 2014, compared to $6.6 million at December 31, 2013, and declined 14.8% compared to $8.1 million one year ago.

•	The allowance for loan and lease losses was $5.5 million (2.17% of total loans and leases) at June 30, 2014, compared to $5.3 million (2.08% of total loans and leases) at December 31, 2013 and $5.7 million (2.24% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 362.7% at June 30, 2014, from 270.1% at December 31, 2013 and 105.9% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At June 30, 2014, American River Bank’s Leverage ratio was 11.8% compared to 11.9% at December 31, 2013 and 12.4% one year ago; the Tier 1 Risk Based Capital ratio was 21.5% compared to 22.0% at December 31, 2013 and 23.0% one year ago; and the Total Risk Based Capital ratio was 22.8% compared to 23.3% at December 31, 2013 and 24.3% one year ago.

•	The second quarter 2014 net interest margin was 3.66%, up from 3.60% for the first quarter of 2014 and 3.41% for the second quarter of 2013.

•	Shareholders’ equity was $87.6 million at June 30, 2014 compared to $87.0 million at December 31, 2013 and $88.5 million at June 30, 2013. Tangible book value increased from $8.33 per share at December 31, 2013 and $8.17 per share at June 30, 2013 to $8.81 per share at June 30, 2014. Book value per share increased from $10.25 per share at December 31, 2013 and $10.01 per share from a year ago to $10.82 per share at June 30, 2014.
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Northern California Economic Update, June 30, 2014

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Voit Real Estate Services market reports,

Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, the State of California Economic Development Department, US Census, CBRE, Pacific Union and Sacramento Association of Realtors.  In general, previous reports noted that economic indicators in these markets began trending upwards near the end of 2011, had mixed results through 2012 but ended 2012 on a positive note, and results for 2013 were positive. Through the first two quarter of 2014 most trends are generally positive. Residential home sales, positive throughout 2012 and 2013, slowed in the first quarter of 2014 but improved in the second quarter of 2014.  The positive trends in commercial real estate from fourth quarter of 2012 to the end of 2013 continue in 2014. After year-over-year improvement, unemployment in the second quarter of 2014 is lower in California and in all three of our markets. This is coupled with increases in the number of employed workers in all of our markets.

Commercial Real Estate.  In the Greater Sacramento Area, office vacancies at the end of June 2014 were 15.1%, down from 15.5% at year end 2013; retail vacancies dropped to 9.1% at the end of June 2014 compared to 9.4% at the end of 2013; and industrial vacancy is 10.9%, down from 11.5% at year-end 2013. Vacancy trends for all three property types are generally positive. In the second quarter of 2014, Sonoma County commercial real estate vacancies improved in two market segments; for the year, office property vacancies have dropped from 20.2% to 19.7% and industrial vacancies dropped from 10.0% to 8.8%. Retail vacancies, at 4.7%, are the same as year-end.  Absorption of commercial real estate continues to be positive in both the Greater Sacramento Area and Sonoma County. As of the end of June 2014, absorption in all market segments has been positive in each of the past eight quarters.  Sonoma County does not measure retail absorption but, with a 4.7% vacancy rate, the retail market remains strong in the County.  In the Greater Sacramento Area, commercial lease rates have shown little change in the last two years; office rates have been in the $1.74/SF to $1.77/SF range, retail has ranged from $1.31/SF to $1.36/SF over the same period, and industrial has ranged from $0.35/SF to $0.37/SF.  Lease rates in Sonoma County are generally positive through the end of June 2014; office leases have ranged from a low of $1.31/SF to the current rate of $1.73/SF (adjusted for a triple net basis); retail leases are $1.54/SF, the highest in four quarters; and industrial rates, after dropping in the first quarter of 2013, increased to $0.77/SF at the end of September 2013 and are $0.73/SF at the end of March 2014. Another value indicator is the capitalization (“CAP”) rate for closed sales; generally a lower CAP results in a higher sales value. Data from CBRE shows that, at the end of March 2014, CAP rate trend is positive. For U.S./West, CAP rates are the second lowest in the nation, consistently lower than national average, and at a two-year low.

Residential Real Estate.  Residential real estate data is focused on California and the markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sale turnover (days on market, current inventory). Foreclosure activity has stabilized and has a lesser effect on the current residential market.

Results in sales activity, positive through 2013, are down in two of our markets through two quarters of 2014. After drops in asking prices and median sales prices for several years through 2011, these increased in all our markets in 2012 and 2013. In the second quarter of 2014 compared to year end 2013, asking prices are 7% higher in Sacramento County, 2% lower in Sonoma County and 62% higher in Amador County (note that the number of listings in Amador is very low and the average can be skewed by one or two more expensive homes). The trend for median closed sales prices is mixed. Compared to year-end 2013, closed sales prices are up 5% in Sacramento, down 9% in Sonoma County and down 17% in Amador County.

In the Sacramento market, after three months of reporting a sales inventory of less than one month, inventory increased to 30 days at December 2013 and 38 days at March 2014; this is down to 31 days as of the end of May 2014. Compared to 2012 the average number of sales per month dropped by 11% in 2013 and, through two quarters of 2014, the average number of sales per month is 10% lower than 2013. After a low inventory of 25 days at the end of March 2013, the current number of Sacramento listings equals 48 days of inventory. Average days on market was 21 days in June 2013; this increased to 30 days at year-end 2013, 38 days at the end of March 2014, and has dropped to 31 days at the end of May 2014. Sonoma County results are similar. There were 51 days of inventory at the end of June 2013, 91 days of inventory as of March 2014, and 75 days at the end of May 2014. Average days on market in Sonoma County was at a low of 61 days at the end of 2013 and is 75 days in May 2014.

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In Sacramento the ratio trend of conventional sales compared to short sales and bank-owned properties (“OREO”) sales has been very positive. In January 2012 this ratio was almost even; conventional sales were 37% of total sales, short sales were 31% and OREO sales were 32%. The trend to conventional sales has been consistent for the past two and a half years. During the second quarter of 2014, of 4,455 total sales in the Sacramento market, 85% were conventional sales, 8% were short sales and 7% were sales of OREO.

Although not regional data, US home sales and new home starts are an indicator of a generally improving housing economy.  At the end of 2013 the US average price for a home sold was $197,700 compared to $180,200 at the end of 2012, an increase of 9.7%. In the first five months of 2014, average prices have increased by 1.7% to $201,000. In 2012, the number of new homes sold was 396,000, increasing to 441,000 in 2013; annualized figure of 504,000 as of May 2014 is a 14% increase over 2013 sales.

Employment.  California unemployment reached a high of 11.4% in second quarter of 2012, and dropped steadily to 9.6% at year-end 2012 and 7.9% at year-end 2013. After a slight increase to 8.4% in the first quarter of 2014, the rate as of May 2014 is 7.1%, the lowest in over three years. The number of employed Californians is increasing; compared to 17.0 million at the end of 2013, statewide employment was 17.3 million at the end of May 2014, a job growth of 300,000, or 1.77% higher than year-end 2013.

In the regions we serve, two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) continue to be at or below State unemployment figures, and Santa Rosa-Petaluma MSA has been less than the national average since the end of 2012. Over the same period, Amador County is consistently higher than the State but 7.4% at the end of May 2104 is the County’s lowest unemployment rate in over three years. In 2014, all three of our markets post lower unemployment than at year end 2013. In the first two quarters of 2014, job growth has been positive in all of our markets. Through May 2014, Sacramento MSA job growth has been 1.47%, Santa Rosa-Petaluma MSA is 3.08% and Amador County is 2.32%.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $594.7 million at June 30, 2014, compared to $592.8 million at December 31, 2013, and $577.5 million at June 30, 2013.

Net loans totaled $246.5 million at June 30, 2014, down from $251.7 million at December 31, 2013 and down from $247.8 million at June 30, 2013. Nonperforming loans decreased $3.9 million (72.2%) from $5.4 million at June 30, 2013 to $1.5 million at June 30, 2014. Nonperforming loans decreased $500,000 (25.0%) from $2.0 million at December 31, 2013. The decrease in nonperforming loans was predominately the result of upgrades resulting from improved credit quality, principal payments, and transfers to other real estate owned (“OREO”).

The loan portfolio at June 30, 2014 included: real estate loans of $218.1 million (86% of the portfolio), commercial loans of $24.8 million (10% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $9.3 million (4% of the portfolio). The real estate loan portfolio at June 30, 2014 includes: owner-occupied commercial real estate loans of $83.2 million (38% of the real estate portfolio), investor commercial real estate loans of $102.2 million (47% of the real estate portfolio), construction and land development loans of $5.9 million (3% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $26.8 million (12% of the real estate loan portfolio).

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NPAs include nonperforming loans and leases and other real estate owned. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $9.2 million at June 30, 2014 from $9.5 million at year end 2013 and from $13.5 million at June 30, 2013. The NPAs to total assets ratio stood at 1.55% at the end of June 2014, down from 1.60% at December 2013 and 2.33% one year ago.

Loans measured for impairment were $26.2 million at the end of June 2014, a decrease compared to $27.0 million at December 31, 2013, and an increase compared to $20.6 million a year ago. Loans measured for impairment carried specific reserves of $1,541,000 at June 30, 2014 compared to $1,598,000 at December 31, 2013 and $1,495,000 at June 30, 2013. There was no provision for loan and lease losses for the second quarter of 2014 compared to a $100,000 provision for the second quarter of 2013. The Company had net recoveries of $89,000 in the second quarter of 2014 compared to net charge-offs of $323,000 in the second quarter of 2013. For the first six months of 2014, the Company had net recoveries of $116,000 compared to net charge-offs of $301,000 in the first six months of 2013. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates impaired loans and assigns specific reserves when necessary. At June 30, 2014, specific reserves of $255,000 were recorded on nonperforming loans that were considered impaired compared to $398,000 at December 31, 2013 and $718,000 at June 30, 2013. In addition, there were 4 loans totaling $756,000, which are included in the $1.5 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures at June 30, 2014. At June 30, 2013, there were 14 loans totaling $3.7 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals.

At June 30, 2014, the Company had ten OREO properties totaling $6.9 million. This compares to nine OREO properties totaling $6.6 million at December 31, 2013 and 14 OREO properties totaling $8.1 million at June 30, 2013. During the second quarter of 2014, the Company added a single property with a current book value of $243,000. No OREO was sold nor were there any valuation adjustments to property previously acquired during the second quarter of 2014. At June 30, 2014, the OREO valuation allowance was $105,000. This compares to a valuation allowance of $105,000 at December 31, 2013 and no valuation allowance at June 30, 2013.

Investment securities, which excludes $3.7 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $281.0 million at June 30, 2014, up 2.6% from $274.0 million at December 31, 2013 and up 9.7% from $256.1 million at June 30, 2013. At June 30, 2014, the investment portfolio was comprised of 89.7% mortgage-backed securities issued by government sponsored entities, 9.7% obligations of states and political subdivisions, and the 0.6% in corporate bonds.

At June 30, 2014, total deposits were $490.9 million, compared to $483.7 million at December 31, 2013 and $467.7 million one year ago. Core deposits increased 8.3% to $402.1 million at June 30, 2014 from $371.2 million at June 30, 2013 and 2.7% from $391.5 million at December 31, 2013. The Company considers all deposits except time deposits as core deposits.

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At June 30, 2014, noninterest-bearing demand deposits accounted for 31% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 18% of total deposits. At June 30, 2013, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 27% and time certificates were 20% of total deposits.

Shareholders’ equity increased to $87.6 million at June 30, 2014 compared to $87.0 million at December 31, 2013 but decreased from $88.5 million at June 30, 2013. The increase in equity from December 31, 2013 was primarily related to the addition of earnings of $2.0 million and an increase in the unrealized gain on securities of $2.6 million exceeding the stock repurchases of $4.1 million made under the 2014 Stock Repurchase Program. During the second quarter of 2014, the Company repurchased 93,624 shares of its common stock, at an average price of $9.66 per share, under the 2014 Stock Repurchase Program. For the first half of 2014, the Company repurchased 424,462 (5%) shares of its common stock, at an average price of $9.77 per share.

Net Interest Income

The net interest income during the second quarter 2014 was up 14% to $4.8 million from $4.2 million in the second quarter of 2013 and for the six months ended June 30, 2014, net interest income increased 12% to $9.5 million from $8.4 million for the six months ended June 30, 2013. Net interest margin as a percentage of average earning assets was 3.66% in the second quarter of 2014, compared to 3.60% in the first quarter of 2014 and 3.41% in the second quarter of 2013. For the six months ended June 30, 2014, the net interest margin was 3.63% compared to 3.47% for the six months ended June 30, 2013. Interest income for the second quarter of 2014 increased 11% to $5.1 million from $4.6 million for the second quarter of 2013 and for the six months ended June 30, 2014, interest income increased 10% to $10.1 million from $9.2 million for the six months ended June 30, 2013. Interest expense for the second quarter of 2014 decreased 22% to $291,000 from $375,000 for the second quarter of 2013 and for the six months ended June 30, 2014 decreased 24% to $595,000 from $782,000 for the six months ended June 30, 2013.

The average tax equivalent yield on earning assets increased from 3.71% in the second quarter of 2013 to 3.88% for the second quarter of 2014 and for the six months ended June 30, 2014, increased to 3.85% from 3.79% for the six months ended June 30, 2013. Much of the increase in yields can be attributed to higher yields in the investment portfolio. The average yield on the investments increased from 1.79% during the second quarter of 2013 to 2.31% during the second quarter of 2014 and from 1.81% during the first six months of 2013 to 2.33% during the first six months of 2014. The yield increase in the investment portfolio can be attributed to a slowdown in the mortgage refinance market. As mortgage refinancing slows it also reduces the principal prepayments that the Company receives on the mortgage backed securities, which reduces the premium amounts amortized on the bonds. A lower amount of amortized premium results in higher interest income. Another contributing factor to the increase in the yield on earning assets is that the foregone interest on nonaccrual loans continues to decrease. The net foregone interest on nonaccrual loans decreased in the second quarter of 2014 compared to the second quarter of 2013. The impact on the net interest margin during the second quarter of 2014 was approximately $15,000, compared to foregone interest of $109,000 during the second quarter of 2013. The foregone interest had a 1 basis point negative impact on the yield on earning assets during the second quarter of 2014 compared to an 8 basis point negative impact during the second quarter of 2013 and for the first six months of 2014 the forgone interest was $54,000 or 4 basis points negative impact on the yield on earning assets compared to $168,000 or 13 basis points negative impact on the yield on earning assets during the first six months of 2013.

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The average balance of earning assets increased 6% from $499.9 million in the second quarter of 2013 to $531.6 million in the second quarter of 2014 and for the six months ended June 30, 2014, increased 7% to $534.1 million from $497.7 million for the six months ended June 30, 2013.

When compared to the second quarter of 2013, average loan balances remain unchanged at $250.2 million for the second quarter of 2014 and for the six months ended June 30, 2014, increased 1% to $254.5 million from $252.1 million.

The average cost of interest-bearing liabilities decreased from 0.44% during the second quarter of 2013 to 0.33% during the second quarter of 2014 and from 0.46% during the first six months of 2013 to 0.34% during the first six months of 2014.

The average balances of interest-bearing liabilities increased from $345.2 million in the second quarter of 2013 to $351.8 million in the second quarter of 2014 and from $344.9 million from the first half of 2013 to $351.5 million to the first half of 2014. The Company experienced a 4% increase in average interest bearing deposits from $328.0 million during the second quarter of 2013 to $340.9 million during the second quarter of 2014 and for the six months ended June 30, 2014, also a 4% increase to $340.1 from $327.4 for the six months ended June 30, 2013.  Average borrowings decreased from $17.2 million during the second quarter of 2013 to $11.0 million during the second quarter of 2014 and for the six months ended June 30, 2014, decreased to $11.5 million from $17.6 million for the six months ended June 30, 2013.

Noninterest Income and Expense

Noninterest income for the second quarter of 2014 was $508,000, up 13% from $448,000 in the second quarter of 2013 and for the six months ended June 30, 2014, was down 9% to $1.0 million from $1.1 million for the six months ended June 30, 2013. On a quarter over quarter basis, the increase in noninterest income was primarily related to an increase in income from OREO properties from $71,000 in the second quarter of 2013 to $105,000 in 2014, an increase in bank owned life insurance income from $51,000 in 2013 to $64,000 in 2014 and an increase in gain on sale of securities from $3,000 in 2013 to $17,000 in 2014. The increase in OREO income results from higher rents received from foreclosed office buildings due to increased occupancy and an additional property. The increase in bank owned life insurance is primarily related to the prior year transition of an investment to another carrier. While the investment was being transferred to the new carrier during the second quarter of 2013 it earned 10 basis points, once it was received by the new carrier it began earning a higher yield. On a year over year basis, the decrease in noninterest income was primarily related to proceeds of a life insurance policy on a former director, resulting in tax-free income of $118,000 in the first quarter of 2013. The partial offset to this decrease was in rental income from OREO properties which increased from $163,000 in 2013 to $212,000 in 2014. The increase in OREO income results from higher rents received from foreclosed office buildings due to increased occupancy and an additional property.

Noninterest expense increased 2% to $3.7 million for the second quarter of 2014 from $3.6 million in the second quarter of 2013 and for the six months ended June 30, 2014, was down 3% to $7.4 million from $7.6 million for the six months ended June 30, 2013. While there were many fluctuations in expense related items between the second quarter of 2013 and 2014, three areas of note would be increases in regulatory assessment expense from $1,000 in 2013 to $109,000 in 2014 and legal expense from $43,000 in 2013 to $155,000 in 2014 partially offset by a decrease in OREO expense from $195,000 in 2013 to $123,000 in 2014. On a year over year basis, OREO related expense decreased from $500,000 in 2013 to $122,000 in 2014 and salaries and employee benefits expense decreased from $4.4 million in 2013 to $4.2 million in 2014. Partially offsetting was an increase in legal expense from $99,000 in 2013 to $319,000 in 2014 and an increase in regulatory assessments from $145,000 in 2013 to $229,000 in 2014. The primary reason for the decrease in OREO related expense is due to the sale of a number of properties reducing the carrying costs along with recording some associated gains. The decrease in salaries and employee benefits expense was driven by a reduction in full time salary expense related to a lower number of employees. The increase in legal expense was primarily the result of the resolution of issues associated with a former OREO property. The change in the regulatory assessments from the second quarter of 2013 to the second quarter of 2014 relates to an adjustment to the accrual in 2013 based upon an internal analysis which significantly lowered the 2013 expense.

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The fully taxable equivalent efficiency ratio for the second quarter of 2014 decreased to 69.1% from 76.9% for the second quarter of 2013 and for the six months ended June 30, 2014, decreased to 69.3% from 79.0% for the six months ended June 30, 2013.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2014 increased by $290,000 from $260,000 in the second quarter of 2013 to $550,000 in the second quarter of 2014 and from $405,000 in the first six months of 2013 to $1.1 million in the first half of 2014. The higher provision for taxes in 2014 compared to 2013 resulted from the Company realizing significantly less benefits of Enterprise Zone credits on our State tax return as the program has been significantly reduced, an increase in taxable income, and 2013 included tax-free income related to the life insurance benefit as discussed above.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 17, 2014 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8634578#. A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,	June 30,
	2014	2013	2013
ASSETS
Cash and due from banks	$19,107	$17,948	$23,694
Interest-bearing deposits in banks	1,000	1,000	1,000
Investment securities	281,001	273,976	256,141
Loans & leases:
Real estate	218,120	222,625	215,640
Commercial	24,778	24,545	27,054
Lease financing	1,262	1,344	1,172
Other	8,071	8,892	9,838
Deferred loan and lease origination fees, net	(248)	(313)	(246)
Allowance for loan and lease losses	(5,462)	(5,346)	(5,680)
Loans and leases, net	246,521	251,747	247,778
Bank premises and equipment, net	1,595	1,500	1,673
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,686	3,248	3,248
Other real estate owned, net	6,864	6,621	8,120
Accrued interest receivable and other assets	18,639	20,392	19,570
	$594,734	$592,753	$577,545

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$149,169	$145,516	$138,463
Interest checking	59,757	59,042	54,952
Money market	139,592	135,169	127,062
Savings	53,546	51,733	50,731
Time deposits	88,794	92,230	96,449
Total deposits	490,858	483,690	467,657
Short-term borrowings	1,500	8,000	8,000
Long-term borrowings	9,500	8,000	8,000
Accrued interest and other liabilities	5,312	6,043	5,434
Total liabilities	507,170	505,733	489,091

SHAREHOLDERS’ EQUITY
Common stock	$57,031	$61,108	$64,134
Retained earnings	26,830	24,789	23,006
Accumulated other comprehensive income	3,703	1,123	1,314
Total shareholders’ equity	87,564	87,020	88,454
	$594,734	$592,753	$577,545

Ratios:
Nonperforming loans and leases to total loans and leases	0.60%	0.77%	2.12%
Net (recoveries) chargeoffs to average loans and leases (annualized)	-0.09%	0.25%	0.24%
Allowance for loan and lease losses to total loans and leases	2.17%	2.08%	2.24%

American River Bank Capital Ratios:
Leverage Capital Ratio	11.76%	11.90%	12.44%
Tier 1 Risk-Based Capital Ratio	21.51%	22.01%	23.03%
Total Risk-Based Capital Ratio	22.76%	23.26%	24.29%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	11.72%	11.88%	12.57%
Tier 1 Risk-Based Capital Ratio	21.42%	21.95%	23.26%
Total Risk-Based Capital Ratio	22.67%	23.20%	24.51%
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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2014	2013	Change	2014	2013	Change
Interest income	$5,067	$4,551	11.3%	$10,063	$9,202	9.4%
Interest expense	291	375	(22.4)%	595	782	(23.9)%
Net interest income	4,776	4,176	14.4%	9,468	8,420	12.4%
Provision for loan and lease losses	—	100	n/a %	—	200	n/a %
Total noninterest income	508	448	13.4%	1,010	1,073	(5.9)%
Total noninterest expense	3,699	3,612	2.4%	7,352	7,614	(3.4)%
Income before provision for income taxes	1,585	912	73.8%	3,126	1,679	86.2%
Provision for income taxes	550	260	111.5%	1,085	405	167.9%
Net income	$1,035	$652	58.7%	$2,041	$1,274	60.2%

Basic earnings per share	$0.13	$0.07	85.7%	$0.25	$0.14	78.6%
Diluted earnings per share	$0.13	$0.07	85.7%	$0.25	$0.14	78.6%
Average diluted shares outstanding	8,091,914	8,898,125		8,211,898	9,054,652

Net interest margin as a percentage of average earning assets	3.66%	3.41%		3.63%	3.47%

Operating Ratios:
Return on average assets	0.70%	0.45%		0.69%	0.44%
Return on average equity	4.80%	2.87%		4.74%	2.79%
Return on average tangible equity	5.91%	3.50%		5.84%	3.39%
Efficiency ratio (fully taxable equivalent)	69.09%	76.85%		69.27%	78.97%

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American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

Trailing Five Quarters

(Dollars in thousands, except per share data)

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2014	2014	2013	2013	2013
Interest income	$5,067	$4,996	$4,922	$4,757	$4,551
Interest expense	291	304	347	361	375
Net interest income	4,776	4,692	4,575	4,396	4,176
Provision for loan and lease losses	—	—	—	—	100
Total noninterest income	508	502	480	462	448
Total noninterest expense	3,699	3,653	3,741	3,536	3,612
Income before provision for income taxes	1,585	1,541	1,314	1,322	912
Provision for income taxes	550	535	424	429	260
Net income	$1,035	$1,006	$890	$893	$652

Basic earnings per share	$0.13	$0.12	$0.10	$0.10	$0.07
Diluted earnings per share	$0.13	$0.12	$0.10	$0.10	$0.07

Net interest margin as a percentage of average earning assets	3.66%	3.60%	3.44%	3.44%	3.41%

Average diluted shares outstanding	8,091,914	8,341,843	8,650,879	8,817,287	8,898,125
Shares outstanding-end of period	8,089,615	8,158,409	8,489,247	8,833,562	8,833,562

Operating Ratios (annualized):
Return on average assets	0.70%	0.68%	0.58%	0.60%	0.45%
Return on average equity	4.80%	4.69%	3.97%	4.01%	2.87%
Return on average tangible equity	5.91%	5.78%	4.86%	4.92%	3.50%
Efficiency ratio (fully taxable equivalent)	69.09%	69.45%	73.01%	71.72%	76.85%

Page 13 of Page 14

American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)

Three months ended June 30,	2014			2013
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$250,190	$3,520	5.64%	$250,200	$3,516	5.64%
Taxable investment securities	253,204	1,340	2.12%	219,057	805	1.47%
Tax-exempt investment securities	27,102	270	4.00%	29,720	295	3.98%
Corporate stock	88	6	27.35%	40	11	110.30%
Interest-bearing deposits in banks	1,000	1	0.40%	838	—	0.00%
Total earning assets	531,584	5,137	3.88%	499,855	4,627	3.71%
Cash & due from banks	27,904			41,613
Other assets	41,864			48,115
Allowance for loan & lease losses	(5,524)			(5,977)
	$595,828			$583,606

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$197,753	$104	0.21%	$180,993	$120	0.27%
Savings	53,023	9	0.07%	50,357	18	0.14%
Time deposits	90,101	141	0.63%	96,647	163	0.68%
Other borrowings	10,956	37	1.35%	17,170	74	1.73%
Total interest bearing liabilities	351,833	291	0.33%	345,167	375	0.44%
Noninterest bearing demand deposits	151,058			141,661
Other liabilities	6,406			5,671
Total liabilities	509,297			492,499
Shareholders’ equity	86,531			91,107
	$595,828			$583,606
Net interest income & margin		$4,846	3.66%		$4,252	3.41%

Six months ended June 30,	2014			2013
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$254,497	$6,975	5.53%	$252,072	$7,158	5.73%
Taxable investment securities	251,413	2,678	2.15%	215,122	1,593	1.49%
Tax-exempt investment securities	27,131	537	3.99%	29,658	588	4.00%
Corporate stock	87	7	16.23%	28	11	79.22%
Interest-bearing deposits in banks	1,000	2	0.40%	794	1	0.25%
Total earning assets	534,128	10,199	3.85%	497,674	9,351	3.79%
Cash & due from banks	24,784			43,563
Other assets	42,643			49,456
Allowance for loan & lease losses	(5,492)			(5,919)
	$596,063			$584,774

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$196,152	$209	0.21%	$179,652	$248	0.28%
Savings	52,995	21	0.08%	50,818	42	0.17%
Time deposits	90,921	286	0.63%	96,881	342	0.71%
Other borrowings	11,481	79	1.39%	17,583	150	1.72%
Total interest bearing liabilities	351,549	595	0.34%	344,934	782	0.46%
Noninterest bearing demand deposits	151,368			141,712
Other liabilities	6,405			5,936
Total liabilities	509,322			492,582
Shareholders’ equity	86,741			92,192
	$596,063			$584,774
Net interest income & margin		$9,604	3.63%		$8,569	3.47%
Page 14 of Page 14